CORPORATE AGREEMENT


     THIS CORPORATE AGREEMENT ("Agreement") is entered into as of December 18, 1995, by and between COMSAT Corporation, a District of Columbia corporation ("COMSAT"), and Ascent Entertainment Group, Inc., a Delaware corporation ("Ascent").

                                    RECITALS

     A. COMSAT owns all of the issued and outstanding common stock, par value $.01 per share ("Common Stock"), of Ascent, and Ascent is a member of COMSAT's "affiliated group" of corporations for federal income tax purposes.

     B. Ascent plans to issue shares of the Common Stock to the public in an offering (the "IPO") registered under the Securities Act of 1933.

     C. The parties desire to enter into this Agreement to set forth their agreement regarding (i) COMSAT's rights to purchase additional shares of Common Stock upon any issuance of Common Stock to any person to permit COMSAT to maintain its ownership interest in Ascent at a level sufficient to permit COMSAT to continue to utilize the equity method of accounting with respect to such interest, (ii) certain registration rights with respect to Common Stock held by COMSAT, (iii) the agreement of Ascent to cause to be nominated for election to its board of directors individuals designated by COMSAT such that such individuals comprise a majority of the board of directors of Ascent, (iv) the agreement of Ascent not to amend its articles of incorporation or bylaws without the consent of COMSAT, (v) the agreement of the parties that at least two directors be independent directors, and (vi) the agreement of Ascent regarding certain covenants and agreements applicable to Ascent.

                                 AGREEMENTS

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, COMSAT and Ascent, for themselves, their successors, and assigns, hereby agree as follows:

                                 ARTICLE I
                                DEFINITIONS

     1.1. Definitions. As used in this Agreement, the following terms will have the following meanings, applicable both to the singular and the plural forms of the terms described:

     "Additional Information" has the meaning ascribed thereto in Section
5.2(h).

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     "Affiliate" means, with respect to a given Person, any Person controlling, controlled by or under common control with such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to vote a majority of the securities having voting power for the election of directors (or other Persons acting in similar capacities) of such Person or otherwise to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

     "After-Tax Basis" means, with respect to any payment to be received or accrued by any Person, the amount of such payment supplemented by a further payment or payments (which shall be payable either simultaneously with the initial payment or, in the event that taxes resulting from the receipt or accrual of such initial payment are not payable in the year of receipt or accrual at the time or time such taxes become payable) so that the sum of all such initial and supplemental payments, after deduction of all taxes imposed by any taxing authority (after taking into account any credits or deductions or other tax benefits arising therefrom to the extent such are currently utilized) resulting from the receipt or accrual of such payments (whether or not such taxes are payable in the year of receipt or accrual) shall be equal to the initial payment to be so received or accrued.

     "Agreement" has the meaning ascribed thereto in the preamble hereto, as such agreement may be amended and supplemented from time to time in accordance with its terms.

     "Ascent" has the meaning ascribed thereto in the preamble hereto.

     "Ascent Entities" means Ascent and its Subsidiaries.

     "Ascent Payroll Payment" has the meaning ascribed thereto in Section
5.5.

     "Ascent Payroll Payment Date" has the meaning ascribed thereto in
Section 5.5.

     "Associated Party" has the meaning ascribed thereto in Section 3.7.

     "Best Efforts" means all reasonable efforts within the power of a party to effect a given action, but shall not be construed so as to require any party to take any action that would have a material adverse consequence to the party responsible for performance of such action or make a material payment if neither customarily nor proximately related to the performance of such action.

     "Base Rate" with respect to any party means the highest marginal interest rate paid by that party on such party's outstanding indebtedness for borrowed money in effect from time to time or, if the party does not then have any outstanding indebtedness for borrowed money, ten percent per annum.

     "Company Securities" has the meaning ascribed thereto in Section
3.2(b).

     "COMSAT" has the meaning ascribed thereto in the preamble hereto.

     "COMSAT Entities" means COMSAT and its Subsidiaries (other than Subsidiaries that constitute Ascent Entities). "COMSAT Entity" shall mean any of the COMSAT Entities.

     "COMSAT Ownership Reduction" means any decrease at any time in the ownership by the COMSAT Entities of all classes of voting securities of Ascent such that the COMSAT Entities would

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
collectively be entitled to cast less than 20.000 percent of the total number of votes eligible to be cast in the election of directors or the occurrence of any other event such that the COMSAT Entities would no longer be entitled to account for their investment in Ascent utilizing the equity method of accounting in accordance with GAAP.

     "Disadvantageous Condition" has the meaning ascribed thereto in
Section 3.1(a).

     "Estimated Ascent Payroll Payment" has the meaning ascribed thereto in
Section 5.5.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute.

     "GAAP" means generally accepted accounting principles.

     "Holder" means each of COMSAT and any Transferee of Registrable Securities to whom COMSAT or another Holder (to the extent so authorized by COMSAT in writing) has effected a transfer of all or any portion of COMSAT's or such Holder's registration rights pursuant to Article III of this Agreement (each, a "Holder"); provided, however, that no Transferee of Registrable Securities shall be deemed to have received registration rights pursuant to Article III of this Agreement, and thereby constitute a Holder hereunder, solely as a matter of right by virtue of such Transferee's ownership of Registrable Securities, unless such rights are expressly granted in writing by COMSAT or another Holder entitled to grant such rights, and the Transferee receiving such rights complies with the procedures set forth in Section 3.9 of this Agreement required to effect a valid transfer of such rights.

     "Holder Securities" has the meaning ascribed thereto in Section
3.2(b).

     "IPO" has the meaning ascribed thereto in the recitals to this Agreement.

     "IPO Date" means the closing date for the initial sale of Common Stock in the IPO.

     "Intercompany Receivable Account" has the meaning ascribed thereto in
Section 5.5.

     "Intercompany Services Agreement" means the Intercompany Services Agreement between COMSAT and Ascent entered into of even date herewith.

     "IPO Expenses" has the meaning ascribed thereto in Section 5.3.

     "IPO Offering Documents" has the meaning ascribed thereto in Section
5.3.

     "Issuance Event" has the meaning ascribed thereto in Section 2.2.

     "Issuance Event Date" has the meaning ascribed thereto in Section 2.2.

     "Laws" has the meaning ascribed thereto in Section 5.2(h).

     "Losses" has the meaning ascribed thereto in Section 3.7.

     "Market Price" of any shares or other securities on any date means (i) the average of the last sale price of such shares or other securities on each of the five trading days immediately preceding such date

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on the principal national securities exchange on which such shares or other securities are traded or, (ii) if such shares are not admitted to trading on any national securities exchange, the average of the last sale price of such shares or other securities on each of the five trading days immediately preceding such date reported by the National Association of Securities Dealers, Inc. Automated Quotation System, or, (iii) if such sale price is unavailable, (x) the value of such shares or other securities on such date determined in accordance with agreed-upon procedures reasonably satisfactory to Ascent and COMSAT, or, (y) in the absence of such agreement, the proportionate amount of the entire equity interest of Ascent determined with reference to, and upon appropriate weighing of, the following factors: (1) the prices at which recent transactions involving companies that would be reasonably considered by investment bankers to be comparable to Ascent for valuation purposes have been consummated, (2) application of an earnings multiple to the earnings of Ascent as determined in a manner reasonably considered appropriate by investment bankers in valuing a company comparable to Ascent and (3) the trading prices of comparable securities of publicly traded companies, but only to the extent such companies would be reasonably considered by investment bankers to be comparable to Ascent for valuation purposes.


     "Offering Documents" means all documents relating to an offering of Registrable Securities which are required or permitted to be filed with any governmental agency or authority or to be delivered to any person to whom Registrable Securities are offered for sale or sold, including, without limitation, registration statements, prospectuses, preliminary prospectuses, summary prospectuses, and all material incorporated by reference therein, and any schedule or exhibit to any of the foregoing, in each case as such documents may be amended or supplemented from time to time.

     "Option" has the meaning ascribed thereto in Section 2.1.

     "Option Notice" has the meaning ascribed thereto in Section 2.2.

     "Other Holders" has the meaning ascribed thereto in Section 3.2(b).

     "Other Securities" has the meaning ascribed thereto in Section 3.2.

     "Other Voting Securities" has the meaning ascribed thereto in Section
2.1(a).

     "Person" means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, government (and any department or agency thereof) or other entity.

     "Price to Public" has the meaning ascribed thereto in Section 2.1(a).

     "Registrable Securities" means Common Stock and any stock or other securities into which or for which such Common Stock (or such shares or other securities into which or for which such shares are so changed, converted or exchanged) may hereafter be changed, converted or exchanged and any other shares or securities issued to Holders of such Common Stock (or such shares or other securities into which or for which such shares are so changed, converted or exchanged) upon any reclassification, share combination, share subdivision, share dividend, share exchange, merger, consolidation or similar transaction or event.

     "Registration Expenses" means all expenses in connection with any registration of securities pursuant to Article III, including, without limitation, the following: (i) the fees, disbursements and expenses of Ascent's counsel (United States and foreign) and accountants (United States and foreign) in
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connection with the registration of the securities to be disposed of;
(ii) all expenses in connection with the preparation, printing and filing of the registration statement, any preliminary prospectus or final prospectus, any other offering document and amendments and supplements thereto and the mailing and delivering of copies thereof to any underwriters (United States and foreign) and dealers (United States and foreign); (iii) the cost of printing or producing any agreements among underwriters, underwriting agreements, and blue sky or legal investment memoranda, any selling agreements and any other documents (in each case, United States and foreign) in connection with the offering, sale or delivery of the securities to be disposed of; (iv) all expenses in connection with the qualification of the securities to be disposed of for offering and sale under state securities laws, including the fees and disbursements of counsel for the underwriters or the Holders of securities in connection with such qualification and in connection with any blue sky and legal investments surveys; (v) the filing fees incident to securing any required review by the National Association of Securities Dealers, Inc. of the terms of the sale of the securities to be disposed of; (vi) transfer agents', depositaries' and registrars' fees and expenses and the fees and expenses of any other agent (in each case, United States and foreign) appointed in connection with such offering; (vii) all security engraving and security printing expenses; (viii) all fees and expenses payable in connection with the listing of the securities on any securities exchange or inter-dealer quotation system (in each case, United States and foreign); and (ix) the fees, disbursements and expenses of counsel to all participating COMSAT Entities; provided, however, that "Registration Expenses" shall not include (A) the financial advisory fees of any Holder, or (B) the fees, disbursements and expenses of counsel to any Holder other than a COMSAT Entity.

     "Representatives" has the meaning ascribed thereto in Section 5.2(h).

     "Rule 415 Offering" means an offering on a delayed or continuous basis pursuant to Rule 415 (or any successor rule to similar effect) promulgated under the Securities Act.

     "Rule 144" means Rule 144 (or any successor rule to similar effect) promulgated under the Securities Act.

     "SEC" means the United States Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended, or any successor statute.

     "Selling Holder" has the meaning ascribed thereto in Section 3.4(e).

     "Settlement Date" has the meaning ascribed thereto in Section 5.5.

     "Subsidiary" means, as to any Person, any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting capital stock or other voting ownership interests is owned or controlled directly or indirectly by such Person or by one or more of the Subsidiaries of such Person or by a combination thereof. Subsidiary, when used with respect to COMSAT or Ascent, shall also include any other entity affiliated with COMSAT or Ascent, as the case may be, that COMSAT and Ascent may hereafter agree in writing shall be treated as a "Subsidiary" for the purposes of this Agreement.

     "Tax Sharing Agreement" means the Tax Sharing Agreement between COMSAT and Ascent entered into of even date herewith.

     "Transferee" means any transferee of Registrable Securities from COMSAT.

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     "Underwriters" means the underwriters named in the Underwriting
Agreement.

     "Underwriting Agreement" means the underwriting agreement to be entered into prior to the IPO Date by the Underwriters, Ascent and COMSAT.

     1.2. Internal References. Unless the context indicates otherwise, references to Articles, Sections and paragraphs shall refer to the corresponding articles, sections and paragraphs in this Agreement and references to the parties shall mean the parties to this Agreement.


                                 ARTICLE II
                                   OPTION

     2.1. Option. Ascent hereby grants to COMSAT, on the terms and conditions set forth herein, a continuing right (the "Option"), at times set forth herein, to purchase from Ascent not less than the number of shares of any class of Registrable Securities or any other class of voting securities or securities convertible into voting securities other than the Registrable Securities ("Other Voting Securities") as shall be necessary to permit the COMSAT Entities to prevent a COMSAT Ownership Reduction from occurring upon consummation of the issuance of additional Registrable Securities or Other Voting Securities by Ascent. The Option may be assigned, in whole or in part and from time to time, by COMSAT to any COMSAT Entity. The exercise price for the shares of Registrable Securities or Other Voting Securities purchased pursuant to the Option shall be the lower of (i) the Market Price of such shares as of the date of first delivery of notice of exercise of the Option by COMSAT (or its permitted assignee hereunder) to Ascent, or (ii) the price at which such shares are offered and sold to a third party (the "Price to Public").

     2.2. Notice. At least 20 business days prior to the issuance of any shares of Registrable Securities or Other Voting Securities or the first date on which any event could occur that, in the absence of a full exercise of the Option, would result in a COMSAT Ownership Reduction, Ascent will notify COMSAT in writing (an "Option Notice") of any plans it has to issue such shares or the date on which such event could first occur. Each Option Notice must specify the date on which Ascent intends to issue such additional shares or on which such event could first occur (such issuance or event being referred to herein as an "Issuance Event" and the date of such issuance or event as an "Issuance Event Date"), the number of shares Ascent intends to issue or may issue and the other terms and conditions of such Issuance Event.

     2.3. Option Exercise and Price. The Option may be exercised by COMSAT (or any COMSAT Entity to which all or any part of the Option has been assigned) for such number of shares as are necessary or reasonably appropriate for the COMSAT Entities to prevent the occurrence of a COMSAT Ownership Reduction. The Option may be exercised at any time after delivery of an Option Notice (or, failing delivery of the Option Notice, after the date that the Option Notice should have been delivered) and prior to the Issuance Event Date by the delivery to Ascent of a written notice to such effect specifying (i) the number of shares of each class of Registrable Securities or Other Voting Securities to be purchased by COMSAT or any of the COMSAT Entities, and (ii) a calculation of the exercise price for such shares. If the Price to Public is not known on the date that COMSAT or its permitted assigns exercise the Option, the Option may be exercised by the holder by delivering the Market Price of such shares, and Ascent shall refund the positive difference, if any, between the Market Price tendered and the Price to Public on or before the Issuance Event Date to the Person exercising the Option. Upon any such exercise of the Option, Ascent will, prior to the Issuance Event Date, deliver to COMSAT (or as

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directed by COMSAT), against payment therefor, certificates (which certificates may bear any and all legends as may be required by applicable law) issued in the name of COMSAT or its permitted assignee hereunder (or as directed by COMSAT or such assign) representing the shares of Registrable Securities or Other Voting Securities being purchased upon such exercise. Payment for such shares shall be made by wire transfer or intrabank transfer to such account as shall be specified by Ascent, for the full purchase price for such shares.

     2.4. Termination of Option. The Option shall terminate upon the occurrence of any Issuance Event that results in a COMSAT Ownership Reduction, other than any Issuance Event in violation of this Agreement. If Ascent fails to deliver the Option Notice on a timely basis as required by
Section 2.2, the Option shall remain exercisable until such time as an Option Notice is provided to COMSAT and the 20 business day period prescribed by Section 2.2 has elapsed.


                                ARTICLE III
                            REGISTRATION RIGHTS

     3.1 Demand Registration. (a) Upon written notice provided at any time after the IPO Date from any Holder of Registrable Securities requesting that Ascent effect the registration under the Securities Act of any or all of the Registrable Securities held by such Holder, which notice shall specify the intended method or methods of disposition of such Registrable Securities, Ascent shall use its Best Efforts to effect the registration under the Securities Act of such Registrable Securities for disposition in accordance with the intended method or methods of disposition stated in such request (including a Rule 415 Offering). Ascent shall not be required to effect a registration pursuant to this Section 3.1(a) under any of the following circumstances:

          (i) With respect to any registration statement filed, or to be filed, pursuant to this Section 3.1, if Ascent shall furnish to the Holders of Registrable Securities that have made such request a certified resolution of the Board of Directors of Ascent (adopted by the affirmative vote of a majority of the directors not designated by the COMSAT Entities) stating that in the Board of Directors' good faith judgment that effecting such a demand registration at such time
     (i) would have a material adverse effect upon a proposed sale of all (or substantially all) the assets of Ascent, or a merger, reorganization, recapitalization, acquisition, investment, joint venture, or similar transaction or otherwise would require premature disclosure of Ascent's plans or proposals with respect to any of the foregoing, or (ii) is not then practical because of the unavailability for reasons beyond Ascent's reasonable control of any required financial statements or the existence of any other event or condition of similar significance to Ascent that is materially disadvantageous to Ascent (each, a "Disadvantageous Condition"), and setting forth the general reasons for such judgment, Ascent shall be entitled to cause such registration statement to be withdrawn and the effectiveness of such registration statement terminated, or, in the event no registration statement has yet been filed, shall be entitled not to file any such registration statement, until such Disadvantageous Condition no longer exists (notice of which Ascent shall promptly deliver to such Holders); provided, that Ascent may only delay a demand registration pursuant to this clause (i) for a period not exceeding 120 days (or until such earlier time as the Disadvantageous Condition no longer exists). Upon receipt of any such notice of a Disadvantageous Condition, such Holders shall forthwith discontinue use of the prospectus contained in such registration statement, if any, and Ascent shall reimburse the Holders for all reasonable expenses incurred by the Holders in connection with such demand registration.
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          (ii) The Holders of Registrable Securities shall not have the right to exercise any rights pursuant to this Section 3.1 after the Holders collectively shall have exercised such rights on four occasions, excluding any prior exercises that are not deemed to have been effected pursuant to Section 3.1(b). The priority of exercise for such rights shall be allocated among the Holders in such manner as COMSAT and the Holders may agree. If Registrable Securities relating to different demand notices delivered by more than one Holder are registered under the same registration statement, such offering shall be deemed to be a single exercise of demand rights by the first Holder to deliver notice and the filing of only one registration statement for purposes of this Section 3.1.

          (iii) The Holders of Registrable Securities shall not have the right to exercise registration rights pursuant to this Section 3.1 in any six-month period following the registration and sale of Registrable Securities effected pursuant to a prior exercise of registration rights under this Section 3.1.

          (iv) The Holders of Registrable Securities shall not have the right to exercise registration rights pursuant to this Section 3.1 in any six-month period following the registration and sale of equity securities by Ascent in an underwritten public offering if Ascent furnishes such Holder with a written opinion from a nationally recognized investment banking firm jointly selected by Ascent and the Holder, at Ascent's expense, stating that, in the view of such firm, the registration and sale of the Registrable Securities named in the demand by the Holder could not then be effected without adversely affecting the resale market for such equity securities; provided, that Ascent may only delay a demand registration pursuant to this clause
     (iv) for a period not exceeding six months (or until such earlier time, as determined by the aforesaid investment banking firm, as the sale of the Holder's securities could then be effected prior to expiration of such six month period without adversely affecting the market price for the subject equity securities).

     (b) Notwithstanding any other provision of this Agreement to the contrary, a registration requested by a Holder of Registrable Securities pursuant to this Section 3.1 shall not be deemed to have been effected (and, therefore, not requested for purposes of paragraph (a) above), (i) unless it has become effective, (ii) if after it has become effective, such registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court for any reason other than a misrepresentation or an omission by such Holder, or is withdrawn by Ascent pursuant to Section 3.1(a)(i) or otherwise and, as a result thereof, the Registrable Securities requested to be registered cannot be completely distributed in accordance with the plan of distribution set forth in the related registration statement, or (iii) if the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such registration are not satisfied or waived other than by reason of some act or omission by such Holder of Registrable Securities.

     (c) In the event that any registration pursuant to this Section 3.1 shall involve, in whole or in part, an underwritten offering, Ascent shall have the right to select one or more nationally recognized investment banking firms to serve as the lead underwriter(s) or managing underwriter(s) of such underwritten offering, subject to the approval of the majority of the Selling Holders, which approval shall not be unreasonably withheld.

     (d) Ascent shall have the right to cause the registration of additional securities for sale for the account of any Person (including, without limitation, Ascent and any existing or former directors, officers or employees of the Ascent Entities) in any registration of Registrable Securities requested by

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the Holders pursuant to paragraph (a) above; provided, that Ascent shall not have the right to cause the registration of such additional securities if such Holders are advised in writing (with a copy to Ascent) by a nationally recognized investment banking firm selected by such Holders (which shall be the lead underwriter or a managing underwriter in the case of an underwritten offering) that, in such firm's view, registration of such additional securities would materially and adversely affect the offering and sale of the Registrable Securities then contemplated by any Holder. The Holders with respect to the Registrable Securities to be offered may require that any such additional securities be included in the offering proposed by such Holders on the same terms and conditions as the Registrable Securities that are included therein. Ascent agrees that, if requested by a Selling Holder, it will not effect any public sale or distribution of its securities of the same class proposed to be registered by the Holders, or any securities convertible into the same class, during the 30 days before the commencement and 90 days after termination of an offering effected by the Holders pursuant to this Section 3.1, except (i) as part of such offering in accordance with this paragraph (d), (ii) in connection with any dividend reinvestment plan, employee stock option, bonus, retirement or other compensation plan or arrangement (other than secondary registrations for resales pursuant to such plans or arrangements) of Ascent, (iii) any public sale or distribution, the registration statement for which was filed with the SEC before the receipt of the notice from the requesting Holder pursuant to Section 3.1 (otherwise than pursuant to Rule 415), or (iv) upon delivery by Ascent of a written opinion addressed to the Selling Holder from a nationally recognized investment banking firm jointly selected by Ascent and the Selling Holder, at Ascent's expense, stating that, in the view of such firm, such public sale and distribution by Ascent could be effected without adversely affecting the market price for the Registrable Securities.

     3.2. Piggyback Registration. In the event that Ascent at any time after the IPO Date proposes to register any of its Common Stock or any other of its securities (collectively, "Other Securities") under the Securities Act, whether or not for sale for its own account, in a manner that would permit registration of Registrable Securities for sale for cash to the public under the Securities Act, it shall at each such time give prompt written notice to each Holder of Registrable Securities of its intention to do so and of the rights of such Holder under this Section 3.2, at least 60 days prior to the anticipated filing date of the registration statement relating to such registration. Subject to the terms and conditions hereof, such notice shall offer each such Holder the opportunity to include in such registration statement such number of Registrable Securities as such Holder may request. Upon the written request of any such Holder made within 30 days after the receipt of Ascent's notice (which request shall specify the number of Registrable Securities intended to be disposed of and the intended method of disposition thereof), Ascent shall use its Best Efforts to effect, in connection with the registration of the Other Securities, the registration under the Securities Act of all Registrable Securities which Ascent has been so requested to register, to the extent required to permit the disposition (in accordance with such intended methods thereof) of the Registrable Securities so requested to be registered; provided, that:

     (a) if, at any time after giving such written notice of its intention to register any Other Securities and prior to the effective date of the registration statement filed in connection with such registration, Ascent shall determine for any reason not to register the Other Securities, Ascent may, at its election, give written notice of such determination to such Holders and thereupon Ascent shall be relieved of its obligation to register such Registrable Securities in connection with the registration of such Other Securities, without prejudice, however, to the rights of the Holders of Registrable Securities immediately to request that such registration be effected as a registration under Section 3.1;

     (b) (i) if the registration referred to in the first sentence of this
Section 3.2 is to be an underwritten registration on behalf of Ascent, and a nationally recognized investment banking firm selected by Ascent advises Ascent in writing that, in such firm's view, such offering would be materially

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and adversely affected by the inclusion therein of all the Registrable
Securities requested to be included therein, Ascent shall include in such registration: (1) first, all Other Securities Ascent proposes to sell for its own account ("Company Securities"), (2) second, up to the full number of Registrable Securities held by Holders constituting COMSAT Entities of Registrable Securities that are requested to be included in such registration (Registrable Securities that are held by Holders being sometimes referred to herein as "Holder Securities") in excess of the number of Company Securities to be sold in such offering which, in the view of such investment banking firm, can be sold without so materially and adversely affecting such offering (and (x) if such number is less than the full number of such Holder Securities, such number shall be allocated by COMSAT among such COMSAT Entities and (y) in the event that such investment banking firm advises that less than all of such Holder Securities may be included in such offering, such COMSAT Entities may withdraw their request for registration of their Registrable Securities under this Section 3.2 and request that such registration be effected as a registration under Section
3.1 to the extent permitted thereunder), (3) third, up to the full number of Registrable Securities held by Holders (other than COMSAT Entities) of Registrable Securities in excess of the number of Company Securities and Holder Securities held by Holders constituting COMSAT Entities to be sold in such offering which, in the view of such investment banking firm, can be so sold without so materially and adversely affecting such offering (and
(x) if such number is less than the full number of such Holder Securities, such number shall be allocated pro rata among such Holders on the basis of the number of Holder Securities requested to be included therein by each such Holder and (y) in the event that such investment banking firm advises that less than all of such Holder Securities may be included in such offering, such Holders may withdraw their request for registration of their Registrable Securities under this Section 3.2 and request that such registration be effected as a registration under Section 3.1 to the extent permitted thereunder), and (4) fourth, up to the full number of the Other Securities (other than Company Securities), if any, in excess of the number of Company Securities and Holder Securities to be sold in such offering which, in the view of such investment banking firm, can be so sold without materially and adversely affecting such offering (and, if such number is less than the full number of such Other Securities, such number shall be allocated pro rata among the holders of such Other Securities (other than Company Securities) on the basis of the number of securities requested to be included therein by each such holder); and

     (ii) if the registration referred to in the first sentence of this
Section 3.2 is to be an underwritten secondary registration on behalf of holders of Other Securities other than the Company (the "Other Holders"), and the lead underwriter or the managing underwriters advise Ascent in writing that in their such offering would be materially and adversely affected by the inclusion therein of the Registrable Securities requested to be included therein by the Holders, Ascent shall include in such registration the amount of securities (including Registrable Securities) that such underwriters advise, allocated pro rata among the Other Holders and the Holders of Registrable Securities on the basis of the number of securities (including Registrable Securities) requested to be included therein by each Other Holder and each Holder of Registrable Securities; provided, that if such registration statement is to be filed at any time after a COMSAT Ownership Reduction, if such Other Holders have requested that such registration statement be filed pursuant to demand registration rights granted to them by Ascent, Ascent shall include in such registration
(1) first, Other Securities sought to be included therein by the Other Holders pursuant to the exercise of such demand registration rights, (2) second, the number of Registrable Securities sought to be included in such registration by Holders constituting COMSAT Entities in excess of the number of Other Securities sought to be included in such registration by the Other Holders which in the view of such investment banking firm, can be so sold without so materially and adversely affecting such offering (and
(x) if such number is less than the full number of such Holder Securities, such number shall be allocated by COMSAT among such COMSAT Entities and (y) in the event that such investment banking firm advises that less than all of such Holder Securities may be included in such offering, such COMSAT Entities may withdraw their request for registration of their Registrable Securities under this

Section 3.2 and request that such registration be effected as a registration under Section 3.1 to the extent permitted thereunder) and (3) third, the number of Registrable Securities sought to be included in such registration by Holders (other than COMSAT Entities) in excess of the number of Other Securities and Holder Securities held by Holders constituting COMSAT Entities sought to be included in such registration by the Other Holders and Holders constituting COMSAT Entities which, in the view of such investment banking firm, can be so sold without so materially and adversely affecting such offering (and (x) if such number is less than the full number of such Holder Securities, such number shall be allocated pro rata among such Holders on the basis of the number of Holder Securities requested to be included therein by each such Holder and (y) in the event that such investment banking firm advises that less than all of such Holder Securities may be included in such offering, such Holders may withdraw their request for registration of their Registrable Securities under this
Section 3.2 and request that such registration be effected as a registration under Section 3.1 to the extent permitted thereunder);

     (c) Ascent shall not be required to effect any registration of Registrable Securities under this Section 3.2 incidental to the registration of any of its securities in connection with mergers, acquisitions, exchange offers, dividend reinvestment plans or stock option or other executive or employee benefit or compensation plans (other than secondary registrations for resales pursuant to such plans); and

     (d) no registration of Registrable Securities effected under this
Section 3.2 shall relieve Ascent of its obligation to effect a registration of Registrable Securities pursuant to Section 3.1.

     3.3. Expenses. Ascent shall pay all Registration Expenses in connection with the offer and sale of Registrable Securities by the Holders pursuant to Section 3.1 on not more than two occasions. Ascent shall pay all Registration Expenses in connection with the offer and sale of Registrable Securities pursuant to Section 3.2, except for Registration Expenses associated with secondary distributions effected solely on behalf of holders of Other Securities other than the Ascent Entities. Except as expressly provided herein, each Holder and Ascent shall pay its pro rata portion of Registration Expenses with respect to a particular offering (or proposed offering), such pro rata portion to be equal to the total amount of such Registration Expenses multiplied by a fraction, the numerator of which is the number of shares sold (or proposed to be sold) in such offering by such Holder or by Ascent, as the case may be, and the denominator of which is the total number of shares sold (or proposed to be sold) in such offering. For purposes of determining which Person is required to pay Registration Expenses, shares sold (or proposed to be sold) by Ascent on behalf of any Person other than a Holder shall be deemed to have been sold (or proposed to be sold) by Ascent. Notwithstanding the foregoing, each Holder and Ascent shall (i) be responsible for its own internal administrative and similar costs, and (ii) pay its pro rata portion of any underwriting discounts with respect to any offering apportioned in the manner set forth above, neither of which shall constitute Registration Expenses.

     3.4 Registration and Qualification. If and whenever Ascent is required to effect the registration of any Registrable Securities under the Securities Act as provided in Section 3.1 or Section 3.2, Ascent shall as promptly as practicable:

     (a) prepare, file and use its Best Efforts to cause to become effective under the Securities Act Offering Documents relating to the Registrable Securities to be offered (and, in the case of an underwritten offering, consistent in form, substance and scope with customary practice for the offering of similar securities by nationally recognized investment banking firms); provided, that before filing any such Offering Documents, Ascent will furnish to the Selling Holders, counsel designated by the Selling Holders and the underwriters, if any, copies of all such Offering Documents (which Offering Documents shall be subject to review of such Selling Holders, counsel and underwriters) and shall consider in good faith incorporating such changes in the Offering Documents as are reasonably requested by the Selling Holders, counsel and underwriters;

     (b) prepare and file with the SEC such amendments and supplements to the Offering Documents as may be necessary to keep the Offering Documents effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities until the earlier of (i) such time as all of such Registrable Securities have been disposed of in accordance with the intended methods of disposition set forth in the Offering Documents and (ii) the expiration of nine months after such registration statement becomes effective if the registration is effected on Form S-3 (or a comparable successor form which permits the incorporation by reference of any subsequently filed periodic reports under the Exchange
Act) or the expiration of 90 days if the registration statement becomes effective on any other form; provided, that such nine-month or 90-day period, as applicable, shall be extended for such number of days that equals the number of days that elapse from (x) the date the written notice contemplated by paragraph (f) below is given by Ascent to (y) the date on which Ascent delivers to the Holders of Registrable Securities the supplement or amendment contemplated by paragraph (f) below; and provided, further, that before filing any such amendments or supplements to the Offering Documents, Ascent will furnish to the Selling Holders, counsel designated by the Selling Holders and the underwriters, if any, copies of such proposed amendments or supplements (which amendments or supplements shall be subject to review of such Selling Holders, counsel and underwriters) and shall consider in good faith incorporating such changes in the amendments or supplements as are reasonably requested by the Selling Holders, counsel and underwriters;

     (c) furnish to the Holders of Registrable Securities and to any underwriter of such Registrable Securities such number of conformed or original copies of the Offering Documents in conformity with the requirements of the Securities Act and such other documents as the Holders of Registrable Securities or such underwriter may reasonably request, together with a copy of any and all transmittal letters or other correspondence to, or received from, the SEC or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering;

     (d) use its Best Efforts to register or qualify all Registrable Securities covered by such Offering Documents under the securities or blue sky laws of such jurisdictions (domestic or foreign) as the Holders of such Registrable Securities or any underwriter to such Registrable Securities shall request, and use its Best Efforts to obtain all appropriate registrations, permits and consents in connection therewith, and do any and all other acts and things which may be necessary or advisable to enable the Holders of Registrable Securities or any such underwriter to consummate the disposition in such jurisdictions of its Registrable Securities covered by such Offering Documents; provided, that Ascent shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any non-United States jurisdiction wherein it is not so qualified, or to subject itself to taxation in any such non-United States jurisdiction, or to consent to general service of process in any such non-United States jurisdiction; provided, further, that, in the case of any such registration or qualification, at the request of the Holders of the Registrable Securities to be registered or qualified, in any non-United States jurisdiction, (i) notwithstanding Section 3.3, the Holders of the Registrable Securities to be so registered or qualified shall pay all costs and expenses incurred by Ascent in connection with such registration or qualification in such jurisdiction, (ii) Ascent shall have no obligation to use its Best Efforts to so register or qualify Registrable Securities if in the good faith opinion of counsel for Ascent such registration or qualification shall impose on Ascent an on-going material compliance obligation, and (iii) Ascent shall not be obligated to keep any such registration or qualification in effect except for so long as is reasonably necessary in order to dispose of Registrable Securities in such jurisdiction;

     (e) (i) use its Best Efforts to furnish an opinion of counsel for Ascent addressed to each Holder of Registrable Securities included in such registration (each, a "Selling Holder") and to any underwriter of such Registrable Securities dated the date of the closing under the underwriting agreement (if any) (or, if such offering is not underwritten, dated the effective date of the registration statement), and (ii) use its Best Efforts to furnish a "cold comfort" letter addressed to each Selling Holder and to any underwriter of such Registrable Securities signed by the independent public accountants who have audited the financial statements of Ascent included in such registration statement, in each such case covering substantially the same matters with respect to such registration statement (and the prospectus included therein) as are customarily covered in opinions of issuer's counsel and in accountants' letters delivered to underwriters in underwritten public offerings of securities and such other matters as the Selling Holders may reasonably request and, in the case of such accountants' letter, with respect to events subsequent to the date of such financial statements; provided, that the Selling Holders deliver a representation letter, if so requested by such accountants, covering such matters as are customarily required as a precondition to the delivery of such "cold comfort" letters.

     (f) as promptly as practicable, notify the Selling Holders in writing
(i) at any time when a prospectus relating to a registration pursuant to
Section 3.1 or Section 3.2 is required to be delivered under the Securities Act of the happening of any event as a result of which the Offering Documents, as then in effect and included as part of the registration statement, include an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) of any request by the SEC or any other regulatory body or other body having jurisdiction for any amendment of or supplement to any Offering Documents relating to such offering, and in either such case, at the request of the Selling Holders prepare and furnish to the Selling Holders a reasonable number of copies of a supplement to or an amendment to such Offering Documents as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such Offering Documents shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading;

     (g) use its Best Efforts to list all such Registrable Securities covered by such registration on each securities exchange and inter-dealer quotation system on which a class of common equity securities of Ascent is then listed;

     (h) to the extent reasonably requested by the lead or managing underwriters send appropriate officers of Ascent to attend any "road shows" scheduled in connection with any such registration; and

     (i) furnish for delivery in connection with the closing of any offering of Holder Securities pursuant to a registration effected pursuant to Section 3.1 or 3.2 unlegended certificates representing ownership of the Registrable Securities being sold in such denominations as shall be requested by the Selling Holders or the underwriters; provided, that the certificates may bear a legend of the same type customarily used by Ascent, if any, to indicate that the shares are held by an "Affiliate", as such term is defined pursuant to Rule 144, if applicable.

     3.5 Conversion of Other Securities, Etc. In the event that any Holder offers any options, rights, warrants or other securities issued by it or any other Person that are offered with, convertible into or exercisable or exchangeable for any Registrable Securities, the Registrable Securities underlying such options, rights, warrants or other securities shall continue to be eligible for registration pursuant to Section 3.1 and
Section 3.2.

     3.6 Underwriting; Due Diligence. (a) If requested by the underwriters for any underwritten offering of Registrable Securities pursuant to a registration requested under this Article III, Ascent shall enter into an underwriting agreement with such underwriters for such offering, such agreement to contain such representations and warranties by Ascent and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, indemnification and contribution provisions substantially to the effect and to the extent provided in Section 3.7, and agreements as to the provision of opinions of counsel and accountants' letters to the effect and to the extent provided in Section 3.4(e). The Selling Holders on whose behalf the Registrable Securities are to be distributed by such underwriters shall be parties to any such underwriting agreement and the representations and warranties by, and the other agreements on the part of, Ascent to and for the benefit of such underwriters, shall also be made to and for the benefit of such Selling Holders. Such underwriting agreement shall also contain such representations and warranties by such Selling Holders and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, indemnification and contribution provisions substantially to the effect and to the extent provided in Section 3.7.

     (b) In connection with the preparation and filing of each registration statement registering Registrable Securities under the Securities Act pursuant to this Article III, Ascent shall give the Holders of such Registrable Securities and the underwriters, if any, and their respective counsel and accountants, such reasonable and customary access to its books and records and such opportunities to discuss the business of Ascent with its officers and the independent public accountant who have certified the financial statements of Ascent as shall be necessary, in the opinion of such Holders and such underwriters or their respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act.

     3.7. Indemnification and Contribution. (a) In the case of each offering of Registrable Securities made pursuant to this Article III, Ascent agrees to save, protect, indemnify and hold harmless, on an After-Tax Basis, each of the COMSAT Entities and each Person, if any, who controls any of the foregoing persons within the meaning of the Securities Act and the officers, directors and employees of each of the foregoing (the "Associated Parties"), jointly and severally, from and against any and all liabilities, costs (including reasonable attorney's fees and expenses), claims and damages, including any amounts paid in investigation, defense or settlement of any litigation commenced or threatened ("Losses"), to which they or any of them may become subject, under the Securities Act or otherwise, arising from or relating to any untrue statement or alleged untrue statement of a material fact contained in the Offering Documents relating to the offering, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or arising from or relating to any violation or alleged violation of the Securities Act, any blue sky laws, securities laws or other applicable laws of any state or country in which the Registrable Securities are offered and relating to action required of, or inaction by Ascent in connection with such offering, other than the applicable laws of any jurisdiction for which qualification was not requested or obtained pursuant to Section 3.4(d); provided, however, that Ascent shall not be liable to any COMSAT Entity or Associated Party of a COMSAT Entity in any such case to the extent that any such Losses arise out of or relate to any untrue statement or alleged untrue statement, or any omission, if such statement or omission shall have been made in reliance upon and in conformity with information relating to such holder furnished in writing to Ascent by or on behalf of any COMSAT Entity specifically for use in the Offering Documents. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of a COMSAT Entity or its Associated Parties and shall survive the transfer of such securities. The foregoing indemnity agreement is in addition to any liability that Ascent may otherwise have to each of the COMSAT Entities or any Associated Party of a COMSAT Entity; provided, further, that, in the case of an offering where a COMSAT Entity is offering Registrable Securities directly, without an underwriter, this indemnity does not apply to any Losses arising out of or relating to any untrue statement or alleged untrue statement or omission or alleged omission in any preliminary Offering Document if a copy of a final Offering Document was not sent or given by or on behalf of any such COMSAT Entity to such Person asserting such Losses at or prior to the written confirmation of the sale of the Registrable Securities as required by the Securities Act and such untrue statement or omission had been corrected in such final Offering Document.

     (b) In the case of each offering of Registrable Securities made pursuant to this Article III, Ascent agrees to save, protect, indemnify and hold harmless, on an After-Tax Basis, severally, but not jointly, each Holder of Registrable Securities covered by the Offering Documents (other than any COMSAT Entities and their respective Associated Parties, each of which or whom will be provided indemnification pursuant to paragraph (a) above), each underwriter of Registrable Securities so offered and each Associated Party of such Holder or underwriter, from and against any and all Losses, to which they may become subject, under the Securities Act or otherwise, arising from or relating to any untrue statement or alleged untrue statement of a material fact contained in the Offering Documents relating to the offering, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or arising from or relating to any violation or alleged violation of the Securities Act, any blue sky laws, securities laws or other applicable laws of any state or country in which the Registrable Securities are offered and relating to action required of, or inaction by Ascent in connection with such offering, other than the applicable laws of any jurisdiction for which qualification was not requested or obtained pursuant to Section 3.4(d); provided, however, that Ascent shall not be liable to any Holder of Registrable Securities or any Associated Party of any Holder pursuant to this paragraph (b) in any such case to the extent that any such Losses arise out of or relate to any untrue statement or alleged untrue statement, or any omission, if such statement or omission shall have been made in reliance upon and in conformity with information relating to a Holder furnished in writing to Ascent by or on behalf of a Holder specifically for use in the Offering Documents. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of a Holder of Registrable Securities or the Associated Parties of a Holder and shall survive the transfer of such securities. The foregoing indemnity agreement is in addition to any liability that Ascent may otherwise have to each Holder of Registrable Securities and the Associated Parties of each Holder; provided, further, that, in the case of an offering in which the Selling Holder is offering Registrable Securities directly, without an underwriter, this indemnity does not apply to any Losses arising out of or relating to any untrue statement or alleged untrue statement or omission or alleged omission in any preliminary Offering Document if a copy of a final Offering Document was not sent or given by or on behalf of such Selling Holder to such Person asserting such Losses at or prior to the written confirmation of the sale of the Registrable Securities as required by the Securities Act and such untrue statement or omission had been corrected in such final Offering Document.

     (c) In the case of each offering made pursuant to this Agreement, each Holder of Registrable Securities included in such offering, by exercising its registration rights hereunder, agrees to save, protect, indemnify and hold harmless, on an After-Tax Basis, Ascent, each underwriter who participates in such offering, and each Associated Party of Ascent or such underwriter, from and against any and all Losses arising from or relating to any untrue statement or alleged untrue statement by such Holder of a material fact contained in the Offering Documents relating to the offering and sale of such Registrable Securities, or any omission by such Holder or alleged omission by such Holder of a material fact required to be stated therein or necessary to make the statements therein not misleading, but in each case only to the extent that such untrue statement of a material fact is contained in, or such material fact is omitted from information relating to such Holder furnished in writing to Ascent by or on behalf of such Holder specifically for use in such Offering Documents; provided, that the maximum liability of any Holder for

Losses pursuant to the foregoing indemnity shall not exceed the amount of proceeds, if any, obtained by the Holder upon the sale of such Holder's Registrable Securities pursuant to such offering. The foregoing indemnity is in addition to any liability which such Holder may otherwise have to Ascent, the underwriters, or their respective Associated Parties; provided, however, that, in the case of an offering with respect to which Ascent has designated the lead underwriter or managing underwriters (or Ascent is offering Registrable Securities directly, without an underwriter), this indemnity does not apply to any Losses arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission in any preliminary Offering Document if a copy of the final Offering Document was not sent or given by or on behalf of any underwriter (or Ascent, as the case may be) to such Person asserting such Losses at or prior to the written confirmation of the sale of the Registrable Securities as required by the Securities Act and such untrue statement or omission had been corrected in such final Offering Document.

     (d) Each party indemnified under paragraph (a), (b) or (c) above shall, promptly after receipt of notice of a claim or action against such indemnified party in respect of which indemnity may be sought hereunder, notify the indemnifying party in writing of the claim or action; provided, that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party on account of the indemnity agreement contained in paragraph (a), (b) or (c) above except to the extent that the indemnifying party was prejudiced by such failure, and in no event shall such failure relieve the indemnifying party from any other liability that it may have to such indemnified party. If any such claim or action shall be brought against an indemnified party, and it shall have notified the indemnifying party thereof, the indemnifying party shall be entitled to participate therein, and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party (unless in the good faith reasonable judgment of the indemnified party a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim or action). After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Section 3.7 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that, any Person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of any such claim or action, but the fees and expenses of such counsel shall be at the expense of such Person, unless (i) the indemnifying party has agreed to pay such fees or expenses, (ii) the indemnifying party shall have failed to assume the defense of such claim and employ counsel satisfactory to such Person, or (iii) in the reasonable good faith judgment of any such Person based on advice of its counsel, a conflict of interest may exist between such Person and the indemnifying party with respect to such claims or actions (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim or action on behalf of such Person). Any indemnifying party against whom indemnity may be sought under this Section 3.7 shall not be liable to indemnify an indemnified party if such indemnified party settles such claim or action without the consent of the indemnifying party (but such consent shall not be unreasonably withheld). The indemnifying party may not agree to any settlement of any such claim or action as the result of which any remedy or relief, other than solely for monetary damages for which the indemnifying party shall be responsible hereunder, shall be applied to or against the indemnified party, without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld. No indemnifying party shall consent to entry of any judgment or enter into any settlement which does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or action. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim or action shall not be obligated to pay the fees and expenses of more than one counsel for all parties, unless in the reasonable good faith judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the fees and expenses of such additional counsel or counsels.

     (e) If the indemnification provided for in this Section 3.7 shall for any reason be unavailable (other than as a result of its terms) to an indemnified party in respect of any liability, cost, claim or damage referred to therein, then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such liability, cost, claim or damage in such proportion as shall be appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other with respect to the statements or omissions which resulted in such liability, cost, claim or damage as well as any other relevant equitable considerations. The relative fault shall be determined by reference to whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the indemnifying party on the one hand or the indemnified party on the other, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission, but not by reference to any indemnified party's stock ownership in Ascent. The amount paid or payable by an indemnified party as a result of the loss, claim, damage or liability, or action in respect thereof, referred to above in this paragraph (e) shall be deemed to include, for purposes of this paragraph (e), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

     3.8. Rule 144 and Form S-3. Commencing 90 days after the IPO Date, Ascent shall ensure that the conditions to the availability of Rule 144 set forth in paragraph (c) thereof shall be satisfied. Ascent further agrees to use its Best Efforts to cause all conditions to the availability of Form S-3 (or any successor form) and Rule 415 (or any successor rule) under the Securities Act of the filing of registration statements under this Agreement to be met as soon as practicable after the IPO Date.

     3.9 Transfer of Registration Rights. COMSAT and, to the extent authorized in writing by COMSAT, any other Holder may transfer all or any portion of its rights pursuant to Article III to any Transferee of an amount of Registrable Securities. Any transfer of registration rights pursuant to this Section 3.9 shall be in writing and shall only be effective upon receipt by Ascent of (i) written notice from such Holder stating the name and address of any transferee and identifying the amount of Registrable Securities with respect to which the rights under this Agreement are being transferred and the nature of the rights so transferred and (ii) a written agreement from such transferee to be bound by the terms of this Agreement. The Holders may exercise their rights hereunder in such priority as they shall agree upon among themselves.

     3.10 Application to Other Voting Securities. The provisions of Sections 3.1 through 3.9 shall also apply to any Other Voting Securities acquired pursuant to the Option in the same manner as if the Other Voting Securities were Registrable Securities.

                                 ARTICLE IV
                       CORPORATE GOVERNANCE COVENANTS

     4.1 COMSAT Directors. Ascent covenants and agrees, for so long as the COMSAT Entities own at least 50% of the outstanding securities of Ascent entitled to be cast for the election of directors, to propose, at each election of directors, a slate of directors, or in the cases of vacancies, individual directors, for election so that at all times during the term of this Agreement, a majority of the board of directors of Ascent is comprised of persons designated by COMSAT.

     4.2 Independent Directors. Ascent and, for so long as the COMSAT Entities own at least 50% of the outstanding securities of Ascent entitled to be cast for the election of directors, COMSAT shall each use its Best Efforts to cause no fewer than two individual directors to be independent directors within the meaning of the rules of the National Association of Securities Dealers, Inc. for the Nasdaq National Market, or such other market or exchange on which Ascent's common stock may then be traded, as such rules are in effect as of the date of this Agreement.

     4.3 Amendment to Articles of Incorporation and Bylaws. Ascent hereby covenants and agrees, for so long as the COMSAT Entities own at least 50% of the outstanding securities of Ascent entitled to be cast for the election of directors, not to amend, supplement, restate, cancel, modify or alter its Articles of Incorporation or Bylaws in any manner whatsoever without the prior written consent of COMSAT.

     4.4 Limitation on Indebtedness. Ascent hereby covenants and agrees, for so long as the COMSAT Entities own at least 50% of the outstanding securities of Ascent entitled to be cast for the election of directors, that it will not incur any indebtedness, other than that certain bank credit facility to be entered into on the IPO Date as described in the IPO Offering Documents and refinancings thereof (the "Credit Facility") and other indebtedness incurred in the ordinary course of business consistent with past practices, which together with the Credit Facility shall not exceed $175 million in the aggregate, without the prior written consent of COMSAT. For so long as the COMSAT Entities own at least 50% of the outstanding securities of Ascent entitled to be cast for the election of directors, Ascent agrees to (i) utilize reasonable cash management procedures, and (ii) use its Best Efforts to minimize its excess cash holdings.

     4.5 Limitation on Issuance of Equity Securities. Ascent hereby covenants and agrees, for so long as the COMSAT Entities own at least 50% of the outstanding securities of Ascent entitled to be cast for the election of directors, that it will not issue any equity securities or any securities convertible into equity securities without the prior written consent of COMSAT.

     4.6 Change in Fiscal Year. For so long as the COMSAT Entities own at least 50% of the outstanding securities of Ascent entitled to be cast for the election of directors, Ascent hereby covenants and agrees that it will not change its fiscal year without the prior written consent of COMSAT.

                                 ARTICLE V
                   CERTAIN OTHER COVENANTS AND AGREEMENTS

     5.1. FCC Capitalization Plan and Credit Agreement Requirements. (a) For so long as the COMSAT Entities own at least 50% of the outstanding securities of Ascent entitled to be cast for the election of directors, Ascent covenants and agrees that it will not take any action or enter into any commitment or agreement which may reasonably be anticipated to result, with or without notice and with or without lapse of time, or otherwise, in a contravention or event of default by any COMSAT Entity of any provision of applicable law or regulation, including but not limited to provisions set forth in COMSAT's then current capitalization plan approved by the Federal Communications Commission (the "FCC Capitalization Plan"), or any provision set forth in any credit agreement, indenture or other material instrument binding upon any COMSAT Entity (collectively, the "COMSAT Credit Agreements") as of the IPO Date and in any refinancings thereof on the same terms or on terms no more restrictive as to Ascent (provided, that such terms are disclosed to Ascent).

     (b) Ascent and COMSAT agree to provide to the other any information and documentation reasonably requested by the other for the purpose of evaluating and ensuring compliance with Section 5.1(a) hereof.

     (c) In connection with the execution and negotiation of any new loan or credit agreement or indenture during the term of this Agreement, COMSAT agrees to use reasonable efforts to attempt to exclude the Ascent Entities from the representations, covenants and agreements required of COMSAT (other than financial covenants calculated generally on the basis of COMSAT's published financial statements); provided, that COMSAT's obligations under this Section 5.1(c) shall not be construed so as to require COMSAT to modify the terms of any proposed agreement or indenture in a manner that COMSAT, in the exercise of its sole discretion, deems adverse to its interests, including but not limited to accepting a higher interest rate or other financing costs.

     5.2 Financial Statements and Other Information. (a) For so long as the COMSAT Entities own at least 50% of the outstanding securities of Ascent entitled to be cast for the election of directors, Ascent shall deliver financial statements and other information in such format and media, and on the same schedule, as COMSAT requires of its other Subsidiaries. COMSAT shall provide Ascent with advance notice of any changes in the content, format or schedule for delivery of the financial statements and other information required of its Subsidiaries.

     (b) At such time as Section 5.2 (a) above is no longer applicable and until such time as a COMSAT Ownership Reduction has occurred, Ascent shall deliver to COMSAT in such format and media as COMSAT may reasonably request:

          (1) as soon as available, and in any event no later than the first Friday in February after the end of each fiscal year of COMSAT as long as COMSAT's fiscal year ends on December 31 or, if COMSAT's fiscal year is changed, 75 days after the end of such fiscal year, a consolidated audited balance sheet of Ascent and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of operations, shareholders' equity and cash flows for such fiscal year, all prepared in accordance with GAAP, and reported on by independent public accountants of recognized standing selected by Ascent with the consent of COMSAT;

          (2) as soon as available, and in any event no later than the Tuesday of the week immediately preceding the first regularly scheduled meeting of COMSAT's Board of Directors after the end of each quarter of COMSAT, consolidated statements of operations as of the end of such fiscal quarter and for the portion of COMSAT's fiscal year then ended, prepared in accordance with GAAP;

          (3) as soon as available, and in any event no later than 30 days after the end of each quarter of COMSAT, a consolidated unaudited balance sheet of Ascent and its Subsidiaries as of the end of such fiscal quarter and the related consolidated statements of shareholders' equity and cash flows for such fiscal quarter and for the portion of COMSAT's fiscal year then ended, all prepared in accordance with GAAP;

          (4) as soon as available, and in any event no later than the Tuesday of the week immediately preceding the first regularly scheduled meeting of COMSAT's Board of Directors after the end of each month or, if no board meeting is scheduled for that month, no later than the Tuesday of the week immediately preceding the week in which the third Friday of the month occurs after the end of each month, a report on revenues and operating earnings of Ascent on a consolidated basis, which reports shall contain such other financial information and data as COMSAT may reasonably prescribe, as of the end of the immediately preceding calendar month;

          (5) as soon as available, and in any event no later than the Friday preceding the first regularly scheduled meeting of COMSAT's Board of Directors after the end of any quarter of COMSAT, revised forecasted quarterly statements of operations for the remainder of the calendar year for Ascent and its Subsidiaries on a consolidated basis;

          (6) as soon as available, and in any event no later than the 15th day of October of each year, a projected operating budget for Ascent for the ensuing fiscal year; and

          (7) as soon as available, and in any event no later than five business days following receipt of a request by COMSAT, such other information relating to Ascent as COMSAT may reasonably request, in connection with the reporting of its ownership interest in Ascent under the "equity method" of accounting in accordance with GAAP, to prepare COMSAT's own financial statements and reports under the Exchange Act.

     (c) For so long as the COMSAT Entities own at least 50% of the outstanding securities of Ascent entitled to be cast for the election of directors, Ascent shall deliver copies of its proposed budget and strategic business plan to its directors not less than 30 days in advance of the consideration of such documents by Ascent's Board of Directors for approval and concurrently deliver copies thereof to COMSAT's chief financial officer.

     (d) For so long as the COMSAT Entities own at least 50% of the outstanding securities of Ascent entitled to be cast for the election of directors, Ascent shall deliver written notice to COMSAT of (i) filing of any material litigation, counter-claim, administrative proceeding or arbitration by or against Ascent or any Subsidiary, (ii) any event of default or breach under any material agreement to which Ascent or any Subsidiary is a party (including, but not limited to, this Agreement, the Intercompany Services Agreement and the Tax Agreement), and (iii) the entry of any material judgment or order for the payment of money or injunctive relief against Ascent or any Subsidiary, in each case as soon as possible and in any event within five business days after Ascent becomes aware of such event. COMSAT shall provide notice to Ascent of the occurrence of any of the foregoing events relating to COMSAT within the same time frame if Ascent would be required to disclose such events under applicable financial reporting requirements pursuant to federal or state securities laws or in accordance with GAAP.

     (e) For so long as the COMSAT Entities own at least 50% of the outstanding securities of Ascent entitled to be cast for the election of directors, Ascent shall deliver to COMSAT, if requested by COMSAT, information of the same type, and at the same time, as required to be provided pursuant to paragraphs (a), (b) and (d) of this Section 5.2 for any Subsidiary or any other corporation, association, partnership, joint venture or other business entity in which Ascent holds an equity interest if such interest has a material impact on Ascent's operating results.

     (f) With respect to the financial statements delivered pursuant to
Section 5.2(a) and (b), a certification executed by the Chief Financial Officer or Chief Executive Officer of Ascent certifying that such financial statements were prepared in accordance with GAAP and fairly present the financial position of Ascent and its Subsidiaries as of the end of the applicable fiscal month, quarter or year-end and their combined results of operations and cash flows for the periods then ended, subject to year-end audit adjustments.

     (g) Ascent agrees to reimburse COMSAT, no later than 30 days after delivery to Ascent of a written request for reimbursement by COMSAT, for all costs, losses, damages or liabilities (including attorney's fees and expenses) that COMSAT may incur as a result of any breach of the provisions of this Section 5.2 by Ascent.

     (h) For so long as the COMSAT Entities own at least 50% of the outstanding securities of Ascent entitled to be cast for the election of directors, Ascent hereby agrees to provide to COMSAT such other information respecting the financial condition or operations of Ascent as COMSAT may from time to time reasonably request. In addition, subject to applicable law, each party hereto covenants and agrees to provide the other party and its authorized accountants, counsel and other designated representatives (collectively, the "Representatives") reasonable access (including using reasonable efforts to give access to persons or firms possessing information) during normal business hours to all records, books, contracts, instruments, computer data and other data and information (collectively, "Additional Information") insofar as such access is reasonably required by the other party in connection with the transactions contemplated by this Agreement, the Intercompany Services Agreement and the Tax Sharing Agreement, each of even date herewith between the parties, or as may be required by such other party to comply with all applicable federal, state, county and local laws, administrative or court orders, ordinances, regulations and codes, including, but not limited to, securities and tax laws and regulations ("Laws"). Without limiting the foregoing, Additional Information may be requested under this Section 5.2(h) for audit, accounting, claims, regulatory, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and for performing this Agreement and the transactions contemplated hereby. Each party covenants that it will provide Additional Information to the other party promptly and on a timely basis following a request therefor so as to permit the other party sufficient time to process the Additional Information and incorporate such Additional Information into any report, return or filing required under applicable Laws or to effect the transactions contemplated by this Agreement, the Intercompany Services Agreement and the Tax Sharing Agreement, assuming that the request therefor is made on a timely basis sufficiently in advance of any filing deadline so as to permit such response.

     (i) For so long as the COMSAT Entities own at least 50% of the outstanding securities of Ascent entitled to be cast for the election of directors, Ascent shall provide to COMSAT access to Ascent's independent public accountants and Chief Financial Officer or other officers at reasonable intervals.

     (j) Each party shall hold, and cause its Representatives to hold, in confidence, all information concerning the other in its possession or furnished by the other or the other's Representatives pursuant to this Agreement and shall not use any such information except for such purposes as shall be expressly permitted hereunder (except in each case to the extent that such information has been (i) in the public domain through no fault of such party or (ii) lawfully acquired from other sources by such party), and each such party shall not release or disclose such information to any other person, except its regulators, auditors, attorneys, financial advisors, bankers, rating agencies, creditors, insurers, and other consultants and advisors, unless compelled to disclose such information, as advised by its counsel, in order to comply with reporting or other requirements under applicable Laws. Without prejudice to the rights and remedies of any party to this Agreement, a party disclosing confidential information to the other party in accordance with the terms of this Agreement shall be entitled to equitable relief by way of an injunction if the other party hereto breaches or threatens to breach any provision of this Section 5.6. Each party shall use the same care in keeping confidential the information of the party as it would use in safeguarding its similar information, but in no event less than reasonable care.

     5.3 The IPO. Ascent shall pay all expenses relating to IPO (including the fees of the advisors and counsel to COMSAT and to Ascent), all of the reimbursable expenses of the Underwriters pursuant to the Underwriting Agreement, all of the costs of producing, printing, mailing and otherwise distributing the registration statement and offering documents, including any preliminary prospectus and final prospectus, or any amendments or supplements to the foregoing relating to the IPO (the "IPO Offering Documents"), as well as the Underwriters' discount as provided in the Underwriters' Agreement (collectively, the "IPO Expenses"). Notwithstanding anything to the contrary that may be contained in the Underwriting Agreement, the provisions of this paragraph shall govern and control the allocation of IPO Expenses as between COMSAT and Ascent. Ascent hereby agrees to save, protect, indemnify, defend and hold harmless, on an After-Tax Basis, each of the COMSAT Entities and each of the officers, directors, and employees of each of the COMSAT Entities from and against all Losses to which any of them may become jointly or severally subject (i) arising out of any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to the IPO Offering Documents (provided, however, that Ascent shall not be liable to the COMSAT Entities to the extent that any such Losses arise out of or relate to any untrue statement or alleged untrue statement, or any omission or alleged omission, if such statement or omission shall have been made in reliance upon and in conformity with information relating to the COMSAT Entities furnished in writing to Ascent or the Underwriters by or on behalf of the COMSAT Entities specifically for use in the IPO Offering Documents), (ii) relating to any litigation initiated by persons acting in their capacity as a shareholder or creditor of Ascent and arising out of the IPO, or (iii) arising out of or related to that certain Indemnification Agreement among COMSAT, Ascent, COMSAT Video Enterprises, Inc., COMSAT Denver, Inc. and the Denver Nuggets Limited Partnership, as indemnitors, in favor of the following persons and entities (collectively, referred to as the "NBA Entities"): the National Basketball Association, each member of the Board of Governors of the National Basketball Association, each of the member teams of the National Basketball Association, NBA Properties, Inc., NBA Market Extension Partnership, and each of the respective affiliates, subsidiaries, directors, officers, employees, agents, partners and shareholders of each of the foregoing entities, entered into by COMSAT at the request of Ascent on or about the IPO Date to facilitate the receipt of the approval of the IPO by the NBA Entities under the constitution and by-laws of the National Basketball Association. COMSAT hereby agrees to save, protect, indemnify, defend and hold harmless, on an After-Tax Basis, Ascent and each of the officers, directors, and employees of Ascent from and against all Losses to which any of may become jointly or severally subject relating to any litigation initiated by persons acting in their capacity as a shareholder or creditor of COMSAT arising out of the IPO.

     5.4 Allocation of Certain Contingent Liabilities and Benefits. The parties agree that any costs and recoveries associated with certain contingent liabilities and claims described in Appendix A and any contingent liabilities and claims that may arise in the future shall be allocated between COMSAT and Ascent in the manner therein described, the terms of which are incorporated herein by reference.

     5.5 Intercompany Receivables and Interest. (a) For so long as the COMSAT Entities own at least 50% of the outstanding securities of Ascent entitled to be cast for the election of directors, COMSAT shall debit or credit any amounts that are due and payable by Ascent, or owed to Ascent, under the terms of this Agreement, the Intercompany Services Agreement or the Tax Sharing Agreement against an intercompany receivable account (the "Intercompany Receivable Account") that COMSAT will maintain as part of its books and records. If the Intercompany Receivable Account has a positive balance (i.e., if the amounts owed to COMSAT by Ascent exceed the amounts owed to Ascent by COMSAT) as of the end of any month, Ascent shall pay the amount of such balance to COMSAT by wire transfer, intrabank transfer or such other immediately available sources of funds as COMSAT may agree no later than the first business day after the date that the monthly financial statements of Ascent for that month are required to be delivered to COMSAT pursuant to Section 5.2(a) or, failing the specification of such a date by COMSAT, the date described in Section 5.2(b)(4) (the "Settlement Date"). If the Intercompany Receivable Account has a negative balance (i.e., if the amounts owed to Ascent by COMSAT exceed the amounts owed to COMSAT by Ascent) as of the end of any month, COMSAT shall pay the amount of such balance to Ascent by wire transfer, intrabank transfer or such other immediately available sources of funds as COMSAT may agree no later than the Settlement Date.

     (b) The Intercompany Services Agreement, among other transactions, contemplates that COMSAT will provide certain payroll processing and payment services to Ascent. Notwithstanding the provisions of Section 5.5(a), Ascent hereby agrees to deposit into such bank account or accounts as COMSAT may designated by written notice an amount equal to the aggregate payroll of all Ascent employees for whom COMSAT provides payroll processing services (each, an "Ascent Payroll Payment") pursuant to the Intercompany Services Agreement by wire transfer, intrabank transfer or such other immediately available sources of funds as COMSAT may agree no later than the business day (the "Ascent Payroll Payment Date") immediately preceding the date on which such payment is scheduled to be made to Ascent's employees. COMSAT shall advise Ascent of the estimated amount of each Ascent Payroll Payment (the "Estimated Ascent Payroll Payment") no later than the business day immediately preceding the Ascent Payroll Payment Date. If COMSAT fails to advise Ascent of the Estimated Ascent Payroll Payment, Ascent shall make an Estimated Ascent Payroll Payment equal to the Ascent Payroll Payment for the preceding pay period. Any differences between the Ascent Payroll Payment and the Estimated Ascent Payroll Payment shall be credited or debited, as applicable, against the Intercompany Receivable Account.

     (c) Any balances in the Intercompany Receivable Account that have not been paid by the party responsible for such payment and any Estimated Ascent Payroll Payments that have not been paid by Ascent pursuant to terms of this Section 5.5 after the fifth business day after the Settlement Date or Ascent Payroll Payment Date, as applicable, shall bear interest until such amount is paid in full, credited or debited (as applicable) against the Intercompany Receivable Account, at a rate per annum equal at all times to 4% per annum above the Base Rate then in effect of the party obligated to make such payment. In the event that the rate provided for in the preceding sentence exceeds the maximum rate allowed by applicable law, the maximum legal rate interest shall apply. In the event that Ascent wishes to contest or disagrees with any credit or debit made against the Intercompany Receivable Account during any month, Ascent shall provide written notice of its objection to such credit or debit no later than 10 business days after the Settlement Date. Upon receipt of such notice, COMSAT and Ascent shall use their Best

Efforts to resolve any disagreements with respect to contested credits or debits against the Intercompany Receivable Account before the next Settlement Date. The failure to reach agreement as to the appropriate resolution of any disputed credit or debit to the Intercompany Receivable Account, however, shall not relieve either party of its obligation to make, or give rise to any right of set-off by such party arising either at common law or in equity (which such rights are hereby waived by each of the parties) against, future payments to the other in respect of the Intercompany Receivable Account or Estimated Ascent Payroll Payments pursuant to this Section 5.5.

     5.6 Existing Guaranties and Letters of Credit. Ascent hereby consents to the delivery by COMSAT of a notice of revocation to Philips Consumer Electronics Company ("Philips") pursuant to that certain Unlimited Guaranty by COMSAT to Philips, dated March 17, 1992, guaranteeing certain indebtedness of COMSAT Video Enterprises, Inc. ("CVE") in an amount not to exceed $350,000 (the "Philips Guarantee") promptly after the IPO Date. Ascent shall use its Best Efforts to obtain the discharge and release by Professional Bank of COMSAT as a guarantor under that certain Commercial Guaranty by COMSAT to Professional Bank, dated February 5, 1994, guaranteeing certain indebtedness of Mountain Mobile TV, L.L.C. in an amount not to exceed $556,666.67 (the "Professional Bank Guaranty"), as soon as practical after the IPO Date. Ascent shall cause the Denver Nuggets Ltd. Partnership (the "Denver Nuggets") to deliver a notice of cancellation under that certain Irrevocable Clean Sight Letter of Credit issued by Northwest Bank Denver, N.A. ("Norwest") to the City and County of Denver, as beneficiary, on behalf of the Nuggets in the amount of $100,000 (the "Norwest LC") to Norwest no later than May 30, 1996, unless Norwest shall have discharged and released COMSAT from any further liability or obligation under that certain Letter of Guaranty by COMSAT to Norwest guaranteeing payment of the outstanding principal amount funded under the Norwest LC, if any, interest thereon and all costs of collection associated therewith (the "Norwest Guaranty") and COMSAT is provided with evidence of such release, in a form reasonably satisfactory to COMSAT, prior to such date. Ascent agrees to refrain from taking any action, and shall cause the Denver Nuggets to refrain from taking any action, that would extend the expiration date of that certain letter of credit dated October 13, 1993 issued by The Chase Manhattan Bank, N.A. ("Chase") to Taubman Cherry Creek, Ltd. Partnership up to an aggregate amount of $188,560 (the "Chase LC") beyond January, 31, 1996. Ascent shall reimburse COMSAT for all charges, costs and expenses paid or incurred by COMSAT in connection with the Norwest LC and the Chase LC. Ascent hereby agrees to indemnify COMSAT from and against any and all Losses that COMSAT may incur arising from or relating to the Philips Guarantee, the Professional Bank Guarantee, the Norwest Guaranty, the Chase LC and that certain Continuing Guaranty by COMSAT to Morgan Guaranty Trust Company of New York ("Morgan"), dated August 4, 1994, guaranteeing certain indebtedness of International Telcell, Inc. (the "Morgan Guaranty"). In addition, Ascent hereby agrees to pay COMSAT a guaranty fee on the IPO Date and on each anniversary thereof equal to one percent of the sum of (x) the then current aggregate amount of obligations guaranteed by COMSAT under the Professional Bank Guaranty and the Norwest Guaranty, and (y) the aggregate amount that may be drawn under the Chase LC. Ascent hereby agrees that any amount owed by it to COMSAT under the terms of this Section 5.6 may be charged by COMSAT to or against the Intercompany Receivable Account.

     5.7 Separation Agreement. Immediately prior to the effective time of any transaction that would result in the COMSAT Entities failing to own at least 50% of the outstanding securities of Ascent entitled to be cast for the election of directors, Ascent and COMSAT shall use their respective Best Efforts to enter into a separation agreement containing such terms, in addition to those set forth in this Agreement, the Intercompany Services Agreement and the Tax Sharing Agreement, as shall be necessary or appropriate to effect the orderly and timely deconsolidation of Ascent from the COMSAT consolidated group.

     5.8 Use of COMSAT Name. At such time as the COMSAT Entities no longer own or hold with power to vote at least 50% of the outstanding securities of Ascent entitled to be cast for the election of directors, Ascent shall cease and desist from any further use of the COMSAT name and any COMSAT logo, trademark or service mark, other than pursuant to a written licensing agreement signed by COMSAT authorizing such use or as may be required to be disclosed by applicable law.

                                 ARTICLE VI
                               MISCELLANEOUS

     6.1. Limitation of Liability. Neither COMSAT nor Ascent shall be liable to the other for any special, punitive or consequential damages arising in connection with this Agreement, the Intercompany Services Agreement or the Tax Sharing Agreement.

     6.2. Subsidiaries. COMSAT agrees and acknowledges that COMSAT shall be responsible for the performance by each COMSAT Entity of the obligations hereunder applicable to such COMSAT Entity. Ascent agrees and acknowledges that Ascent shall be responsible for the performance by each Ascent Entity of the obligations hereunder applicable to such Ascent Entity.

     6.3. Amendments; Waivers; Remedies. This Agreement, the Intercompany Services Agreement and the Tax Sharing Agreement may not be amended or terminated, nor may any failure of performance or default be waived, orally, except by a writing duly executed by or on behalf of the parties hereto. Any such amendment or waiver shall be validly and sufficiently authorized for purposes of this Agreement if it is signed on behalf of COMSAT or Ascent by any of their respective presidents or vice presidents. No failure on the part of COMSAT, any Transferee or Ascent to exercise, and no delay in exercising, any right hereunder or thereunder shall operate as a waiver thereof (except as expressly provided herein or therein); nor shall any single or partial exercise thereof or the exercise of any other right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein and therein provided are cumulative and not exclusive of any remedies provided at law or in equity.

     6.4. Term. This Agreement shall remain in effect until all Registrable Securities held by Holders have been transferred by them to Persons other than Holders; provided, that the provisions of Sections 3.7, 5.2(j), 5.3,
5.4 and any unsatisfied payment obligation pursuant to Section 5.5 shall survive any such expiration.

     6.5 Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction or fully authorized arbitration tribunal to be invalid, illegal or unenforceable to any extent, the remainder of this Agreement or such provision of the application of such provision to such party or circumstances, other than those to which it is so determined to be invalid, illegal or unenforceable, shall remain in full force and effect to the fullest extent permitted by law and shall not be affected thereby, unless such a construction would be unreasonable.

     6.6 Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing will be duly given upon delivery, if delivered by hand, facsimile transmission or intercompany mail, or five (5) days after posting if sent by certified mail, return receipt requested to the following addresses:

                  COMSAT:

                  COMSAT Corporation
                  6560 Rock Spring Drive
                  Bethesda, Maryland  20817
                  Attention:  Allen E. Flower
                              Vice President and Chief Financial Officer
                  Telecopy No.: 301/214-7131

                  With copy (which shall not constitute notice) to:

                  Warren Y. Zeger
                  Vice President, General Counsel and Secretary
                  COMSAT Corporation
                  6560 Rock Spring Drive
                  Bethesda, Maryland  20817
                  Telecopy No.:  301/214-7128
and

                  Ascent:

                  Ascent Entertainment Group, Inc.
                  6560 Rock Spring Drive
                  Bethesda, Maryland  20817
                  Attention:  Wesley D. Minami
                              Vice President, Chief Financial Officer
                              and Treasurer
                  Telecopy No.:  301/214-7120

                  With copy (which shall not constitute notice) to:

                  Arthur M. Aaron
                  Vice President, Business and Legal Affairs
                  and Secretary
                  Ascent Entertainment Group, Inc.
                  6560 Rock Spring Drive
                  Bethesda, Maryland  20817
                  Telecopy No.:  301/214-7120

or to such other address as either party may have furnished to the other in writing in accordance with this Section 6.6.

     6.7. Further Assurances. COMSAT and Ascent shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any exhibit, document or other instrument delivered pursuant hereto.

     6.8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same agreement.

     6.9. Governing Law. This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the State of Maryland without giving effect to the conflicts of law principles thereof. Each party hereby agrees that any legal action or proceedings with respect to this Agreement, the Intercompany Services Agreement or the Tax Sharing Agreement shall be brought in a federal or state court located in the State of Maryland, and each of the parties hereby consents to the exclusive jurisdiction of such courts and hereby waives any objections on the grounds of venue, forum non conveniens, situs of the action, improper forum or any similar grounds.

     6.10. Successors. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns. Nothing contained in this Agreement, express or implied, is intended to confer upon any other person or entity any benefits, rights or remedies.

     6.11. Entire Agreement. This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives.

                                           COMSAT CORPORATION


                                           /s/ Allen E. Flower
                                       By: ---------------------------
                                           Allen E. Flower
                                           Vice President and Chief
                                           Financial Officer



                                            ASCENT ENTERTAINMENT GROUP, INC.


                                           /s/ Wesley D. Minami
                                       By: -------------------------------
                                           Wesley D. Minami
                                           Vice President, Chief Financial
                                           Officer
                                           Treasurer

                                 Appendix A

                                   to the

                            CORPORATE AGREEMENT

                                  between

                             COMSAT Corporation

                                    and

                      Ascent Entertainment Group, Inc.










                             December 18, 1995

               CONTINGENT LIABILITIES AND CONTINGENT BENEFITS


Section 1 - Definitions

         Capitalized terms that are used in this Appendix have the meaning ascribed to such term in the Corporate Agreement or, to the extent not therein defined, the meaning set forth below. Words importing only the singular include the plural and vice versa where the context requires.

         "Action" means any litigation or other judicial, regulatory or administrative proceeding (including audits of taxes other than federal or state income taxes, including state franchise taxes measured by income).

         "Acts or Omissions" means significant active and direct participation by a Party in the conduct that resulted in the Contingent Liability or Contingent Benefit; provided, however, that approvals, non-approvals or rejections of budgets, strategic business plans and other corporate plans shall not constitute Acts or Omissions with respect to any particular conduct.

         "Benefit" means a significant, identifiable financial benefit that directly flows to a Party from the Acts or Omissions that resulted in the Contingent Liability or Contingent Benefit;
provided, however, that the payment of dividends to COMSAT by one or more of its Subsidiaries shall not constitute a Benefit to COMSAT or to any of COMSAT's other Subsidiaries with respect to any particular Acts or Omissions of the Subsidiary paying such dividends.

         "Contingent Benefit" means a Benefit of one or both of the Parties which was not booked for financial reporting purposes prior to the Effective Date that is attributable to either (a) an event which occurred prior to the Initial Public Offering Date, (b) a condition which existed prior to the Initial Public Offering Date, or (c) an event which occurred after the Initial Public Offering Date but which was attributable to the Initial Public Offering; provided, however, that in any case the Action that resulted in the Contingent Benefit must have been filed or otherwise commenced within 5 years after the Initial Public Offering Date.

         "Contingent Liability" means a liability (to the extent not covered by insurance) of one or both of the Parties which was not booked for financial reporting purposes prior to the Effective Date that is attributable to either (a) an event which occurred prior to the Initial Public Offering Date, (b) a condition which existed prior to the Initial Public Offering Date, or (c) an event which occurred after the Initial Public Offering Date but which was attributable to the Initial Public Offering; provided, however, that in any case the Action that resulted in uninsured liability must have been filed or otherwise commenced within 5 years after the Initial Public Offering Date.

         "Judgment" means any judgment or other determination of liability entered by a court or regulatory or administrative authority, any settlement entered into or consented to by both of the Parties, or any dismissal of a third party claim; provided, however, that a stipulated judgment or order of dismissal (or equivalent) by which a court approves a settlement of an Action entered into by only one of the Parties, including class action settlements, shall not be deemed to be a Judgment. For example, the assessment of a tax deficiency (other than a federal or state income tax deficiency) after the conclusion of an audit and the exhaustion of the taxpayer's administrative remedies is a Judgment.

         "Named Party" means a Party which has one or more members that are named as a defendant (or equivalent) in an Action. For example, if Ascent is the taxpayer being audited by a taxing authority, Ascent would be a Named Party in such Action.

         "Party" means a party to this Agreement and each Subsidiary of such party, other than the other party and its Subsidiaries.

Section 2 - Defense and Prosecution of Actions

         2.1 The Parties will cooperate and consult with each other in connection with the defense or prosecution of any Action in which both Parties are or potentially may be involved (even if both
Parties are not Named Parties in the Action), including but not limited to Actions which might result in a Contingent Liability or Contingent Benefit.

         2.2 If only one of the Parties is a Named Party in an Action, such Named Party shall be responsible for both the defense or prosecution of the Action (in cooperation and consultation with the other Party) and all of the Benefits and/or costs associated with such Action until such time as such Benefits or costs may be subject to allocation as a Contingent Benefit or Contingent
Liability under this Agreement. Nothing in this Section 2.2, however, shall preclude either Party from joining the other party as a Named Party to the Action, in which case costs shall be allocated in accordance with Section 2.3.

         2.3 If both Parties are Named Parties in an Action, they shall agree on the responsibility for both the defense or prosecution of the Action and the Benefits and costs associated with such Action until such time as such Benefits and costs may be subject to allocation as a Contingent Benefit or Contingent
Liability under this Agreement. Such agreement shall take into consideration the manner in which any Contingent Benefit or Contingent Liability resulting from the Action would be allocated under Section 3.3. For example, if both COMSAT and Ascent were

Named Parties in an action which arose out of Ascent's hotel in-room entertainment business, the Parties should agree that Ascent would be primarily responsible for the defense of the Action and would bear all of the costs associated with such defense until such time as such costs may be subject to allocation as a Contingent Liability under this Agreement.

         2.4 Each Party shall bear its own internal costs (such as the salaries of in-house legal counsel and other personnel) incurred in connection with the defense or prosecution of any Action.

Section 3 - Contingent Liabilities and Contingent Benefits

         3.1 The allocation rules set forth in Section 3.3 shall apply to all Contingent Liabilities and Contingent Benefits of the Parties which result from Judgments, except for those Actions relating to federal and state income taxes, including state franchise taxes measured by income, which shall be governed by the Tax Sharing Agreement. For example, Contingent Liabilities may be based on contract, tort (including business torts such as alleged violations of the antitrust laws), tax (other than federal and state income tax), environmental, workers' compensation, ERISA, securities, regulatory and other common law and statutory claims.

         3.2 Except as the Parties may otherwise agree, any Contingent Liability or Contingent Benefit which results from a settlement (as opposed to a Judgment) entered into by only one of the Parties will not be subject to allocation under this Agreement.

         3.3 The Parties agree to allocate Contingent Benefits and pay the costs of Contingent Liabilities which result from Judgments
(and any settlements entered into by only one of the Parties which the Parties may agree are subject to allocation under this Agreement) in accordance with the following allocation rules:

         (a) Named Party Rule. Except as otherwise provided in paragraphs (b) through (e) below, if only one of the Parties is a Named Party in an Action, the Contingent Liability or Contingent
Benefit shall be allocated solely to that Party.

         (b)      COMSAT Rule.   If the Contingent Liability or Contingent
Benefit is attributable solely to the Acts or Omissions of the COMSAT Entities and the Ascent Entities did not, in the case of a Contingent Liability, receive any Benefit from such Acts or Omissions or, in the case of a Contingent Benefit, contribute to or participate in the Acts giving rise to such Contingent Benefit, then the Contingent Liability or Contingent Benefit, as applicable, shall be allocated solely to the COMSAT Entities.

         (c)      Ascent Rule.   If the Contingent Liability or Contingent
Benefit is attributable solely to the Acts or Omissions of Ascent and the COMSAT Entities did not, in the case of a Contingent

Liability, receive any Benefit from such Acts or Omissions or, in the case of a Contingent Benefit, contribute to or participate in the Acts giving rise to such Contingent Benefit, then the Contingent Liability or Contingent Benefit, as applicable, shall be allocated solely to Ascent.

         (d) Joint Rule.   In the case of a Contingent Liability, if
either (1) the Contingent Liability is attributable to the Acts or Omissions of both the COMSAT Entities and the Ascent Entities, or
(2) the Party not responsible for the Acts or Omissions resulting in the Contingent Liability received a Benefit from such Acts or Omissions, the Parties will use their best efforts to attempt to agree on an equitable means of sharing the Contingent Liability which reasonably reflects both (a) the nature of each Party's Acts or Omissions, and (b) any Benefit to each Party from the Acts or Omissions that resulted in such Contingent Liability. In the case of a Contingent Benefit, if either (1) the Contingent Benefit is attributable to the Acts or Omissions of both the COMSAT Entities and the Ascent Entities, or (2) the Party not responsible for the Acts or Omissions resulting in the Contingent Benefit contributed to or participated in the Acts giving rise to such Contingent Benefit, the Parties will use their best efforts to attempt to agree on an equitable means of sharing the Contingent Benefit which reasonably reflects both (a) the nature of each Party's Acts or Omissions, (b) the relative contribution of each Party that gave rise to the Contingent Benefit, and (c) the Benefits or costs paid by each party in respect of such Contingent Benefit.

         (e) Employee Rule. Notwithstanding paragraphs (a) through (d) above and except as may otherwise be provided for under any of the indemnification provisions of this Agreement, the Tax Sharing
Agreement or the Intercompany Services Agreement, if the Contingent Liability results from the claim of an employee, or former employee of a member of the COMSAT Entities or Ascent
Entities and is related to such person's employment, the Contingent Liability shall be allocated to the Party by whom such person was employed at the time when the Acts or Omissions that resulted in the Contingent Liability occurred. For example, if an employee of one of the Ascent Entities who was injured while working for an Ascent Entity later transferred to COMSAT, any Contingent Liability relating to such injury would be allocated solely to the Ascent Entities.

         The applicable allocation rule set forth in paragraphs (b),
(c), (d) and (e) above shall apply even if a Party to which all or part of the Contingent Liability or Contingent Benefit is to be allocated is not a Named Party in the Action and regardless of whether such Party may have been dismissed from the Action by virtue of a motion, settlement or otherwise.

         3.4 The amount of a Contingent Liability subject to allocation under this Agreement shall include, and the amount of any Contingent Benefit available for allocation shall be reduced by, the costs of any Judgment entered by a court or judicial, regulatory or administrative authority in an Action (or the cost of any settlement entered into by both of the Parties), the costs of defending or prosecuting the Action (including court costs, sanctions imposed by a court, attorneys' fees, experts' fees and all other external expenses, and the cost of any interest or penalties with respect to any such Judgment.

         3.5 Exhibit A-1 (Schedule of Actions) contains a list of all Actions pending or threatened as of the date of this Agreement, in which the Parties believe that a Judgment would be reasonably likely to result in a Contingent Liability or Contingent Benefit and the manner in which such Contingent Liability or Contingent
Benefit shall be allocated under this Agreement, notwithstanding the general allocation rules set forth in Section 3.3.

         3.6 The Named Party in an Action in which an adverse Judgment would be reasonably likely to result in a Contingent Liability or a favorable Judgment would be reasonably likely to result in a Contingent Benefit to be allocated under this Agreement shall use its best efforts to notify the other Party of the Action (unless the other Party is also a Named Party in the same Action) within 30 days after the service of process on, or other initial written notice of the Action to, such Named Party. The notice shall include the following information: (a) caption of the Action, including the docket number and the name of the court or other judicial, regulatory or administrative authority before which the Action is pending; (b) names of the parties involved in the Action, if not disclosed in the caption; (c) brief statement of the claims alleged; (d) amount of the liability alleged or expected to be alleged, if known; and (e) which of the allocation rules set forth in Section 3.3 such Party believes would be applicable.

         3.7 Notwithstanding the provisions of Section 3.6, no Party shall be relieved of its obligations under this Agreement with respect to a Contingent Liability unless such Party can demonstrate by a preponderance of the evidence that it was substantially prejudiced by the failure of the other Party to either (a) list the action in Exhibit A-1 (Schedule of Actions) pursuant to Section
3.5, or (b) give timely notice of the Action pursuant to Section
3.6.

         3.8 Except as otherwise provided in Exhibit A-1 or as the Parties may otherwise agree, any Contingent Liability or Contingent Benefit resulting from the Actions either (a) listed in Exhibit A-1 (Schedule of Actions) or (b) for which notice is given pursuant to
Section 3.6 shall be allocated according to the applicable rule set forth in Section 3.3.

                           (Exhibit A-1 follows)

                                                             Exhibit A-1

                 Schedule of Pending or Threatened Actions


CONTINGENT LIABILITIES AND CONTINGENT BENEFITS ALLOCATED SOLELY TO
ASCENT


         1. The Anschutz claim described in the letter to Deloitte & Touche LLP dated October 20, 1995 from Wilmer, Cutler & Pickering.


         2.  The Miramax litigation described in the letter dated
October 3, 1995 to Deloitte & Touche LLP from Williams & Connolly.

         3. All Contingent Liabilities and Contingent Benefits arising out of Ascent's ownership interest in Beacon Communications Corp., including but not limited to those matters described on
Schedule 4.19 of the Disclosure Schedule to the Beacon Asset
Purchase Agreement, shall be allocated to Ascent.

         4. The Hoskins litigation described in the letter dated October 5, 1995 to Deloitte & Touche LLP from Akin, Gump, Strauss, Hauer & Feld, L.L.P.

         5. All Contingent Liabilities and Contingent Benefits arising out of Ascent's ownership interest in the Nuggets and the Avalanche shall be allocated to Ascent.

         6. Broadcast Music, Incorporated ("BMI"), the representative of many composers and publishers of musical works for the licensing of the public performance rights to such works under U.S. copyright law, has contacted Ascent and On Command Video Corporation ("OCV") to negotiate a licensing agreement and royalty arrangement for the use of music in the movies shown by OCV in its pay-per-view in-room entertainment systems. BMI has requested a royalty rate of 0.45% of the gross revenues generated from the purchase of movies containing BMI-represented music, while Ascent and OCV believe a substantially lower royalty rate should be applicable. All
Contingent Liabilities and Contingent Benefits associated with the BMI claim or BMI royalties shall be allocated to Ascent.

         7. American Society of Composers, Authors and Publishers ("ASCAP"), the representative of many composers and publishers of musical works for the licensing of the public performance rights to such works under U.S. copyright law, is being contacted by Ascent and OCV to negotiate a licensing agreement and royalty arrangement for the use of music in the movies shown by OCV in its pay-per-view in-room entertainment systems. ASCAP is currently requesting hotels to sign its new "Standard Agreement" that obligates the hotel to pay for pay-per-view music royalties if the provider of such services does not do so. The OCV contracts with hotels require OCV to indemnify the hotels for any costs they incur for the payment of copyright royalty obligations related to pay-per-view movies. The royalty rates in the Standard Agreement vary depending on several factors, but they are in all cases significantly higher than OCV believes it could negotiate from ASCAP directly. Thus, negotiations are being initiated to acquire the lowest royalty rate feasible. OCV believes that the royalty rates for ASCAP licensed music should be no higher than for BMI licensed music, and that because ASCAP controls considerably less motion picture music than does BMI, it is reasonable that payments to ASCAP should be considerably less. All Contingent Liabilities and Contingent Benefits associated with ASCAP royalties or claims shall be allocated to Ascent.

         8. On May 22, 1995, COMSAT Video Enterprises, Inc. ("CVE") and OCV entered into a Settlement Agreement with Spectradyne, Inc. ("Spectradyne") which concluded the Spectradyne patent and copyright infringement litigation described in the letter dated January 31, 1995 from Wiley, Rein & Fielding. All Contingent Benefits and Contingent Liabilities associated with the Spectradyne litigation and any Actions pertaining to the breach or nonperformance of the Settlement Agreement shall be allocated to Ascent.

         9. Showtime Networks, Inc. ("Showtime") filed suit against CVE in New York State Court claiming that CVE was in breach of the agreement under which Showtime provides CVE with its "Showtime" and "The Movie Channel" services. The Showtime suit alleged that CVE failed to use its best efforts to promote "Showtime" and "The Movie Channel" and that CVE failed to pay certain license fees. The Showtime suit subsequently was dismissed with prejudice as a result of a settlement in which CVE agreed to pay a portion of the license fees in dispute and enter into a new license agreement. All Contingent Liabilities and Contingent Benefits associated with the settlement with Showtime or any subsequent Actions which may be brought by Showtime, if any, pertaining to CVE shall be allocated to Ascent.

         10. The Leask litigation described in the letter to Deloitte & Touche LLP dated January 10, 1995 from Wilson, Sonsini, Goodrich
& Rosati. COMSAT reached a post-judgment settlement with Mr. Leask under which OCV will pay Mr. Leask $1.54 million in return of his release of all claims against OCV. All Contingent Liabilities and Contingent Benefits associated with the settlement with Mr. Leask or any subsequent Actions which may be brought by Mr. Leask, if any, pertaining to OCV shall be allocated to Ascent.

         11. On February 16, 1995, OCV filed a lawsuit against Lodgenet Entertainment Corporation ("Lodgenet") alleging infringement of an OCV patent on in-room entertainment systems. On November 28, 1995, Lodgenet was granted summary judgment on the issues of limiting the period during which Lodgenet might be liable for damages to begin on November 22, 1994, and OCV has sought reconsideration of that decision. All Contingent Benefits and Contingent Liabilities associated with the Lodgenet litigation shall be allocated to Ascent.

CONTINGENT LIABILITIES AND CONTINGENT BENEFITS ALLOCATED SOLELY TO
COMSAT

         12. On April 14, 1995, COMSAT filed a lawsuit against General Instrument Corporation ("GI") and two San Francisco area cable television companies alleging infringement of COMSAT's patent on conditional access technology for the encrytion and decryption of television signals. On May 23, 1995, GI filed a counterclaim against COMSAT asserting that COMSAT tortiously interfered with and defamed GI's business in bringing the patent infringement suit and publicly announcing it. All Contingent Benefits and Contingent Liabilities associated with the GI litigation shall be allocated to COMSAT.

         13. The PanAmSat antitrust litigation contained in the letter dated January 27, 1995 to Deloitte & Touche LLP from Howrey &
Simon.

         14. The Amplica chemical spill proceeding described in the letter dated January 27, 1995 to Deloitte & Touche LLP from Howrey
& Simon.

         15. The Mendoza commercial litigation described in the letter dated January 30, 1995 to Deloitte & Touche LLP from Patton, Boggs
& Blow.

         16. The Insurance Company of the State of Pennsylvania litigation described in the letter dated January 31, 1995 to Deloitte & Touche LLP from McGlinchey Stafford & Lang.

         17. The Florida Department of Environmental Protection proceeding described in the letter dated February 3, 1995 to Deloitte & Touche LLP from Hearne, Graziano & Nader, P.A.

         18. The Belcom arbitration described in the letter dated February 2, 1995 from Wilmer, Cutler & Pickering.

CONTINGENT LIABILITIES AND CONTINGENT BENEFITS ALLOCATED TO EITHER COMSAT OR ASCENT OR BOTH, AS APPLICABLE

         19. In response to concerns of Hilton Hotels Corporation ("Hilton"), a key customer and shareholder of OCV, Ascent, CVE, OCV and COMSAT entered into a letter agreement with Hilton dated December 8, 1995. The Hilton agreement provides, among other terms, that: (a) an independent investment banker will be engaged to review the contribution by CVE of substantially all of its in-room entertainment assets to OCV in a transaction reflected in the Contribution Agreement dated August 1, 1995 between CVE and OCV (the "Contribution") with respect to the value of the consideration received by OCV and the value of the OCV shares issued in the transaction, and the parties agree to be bound by the recommendation of such investment banker (the "Contribution Recommendation"), including, if necessary, at CVE's option, paying cash to OCV or the minority stockholders of OCV (the "CVE Cash Payment"), retiring shares of OCV owned by Ascent (the "OCV Share Retirement") or reallocating shares of OCV owned by Ascent (the "OCV Share Reallocation") to the minority stockholders of OCV; (b) Allen & Company Incorporated or another investment banker selected by Hilton will, if Hilton requests and at Hilton's expense, be engaged to attempt to locate a buyer for Hilton's equity interests in OCV at fair market value, and, if Hilton so requests, all of the parties to the agreement agree to cooperate in respect of such sales efforts; and (c) if CVE disposes of all or any portion of its interests in OCV to any person that is not an affiliate of OCV, Hilton will be afforded an opportunity to dispose of a pro rata portion of its position in OCV on the same terms. If, as a result of the Contribution Recommendation, CVE is required to elect from among a CVE Cash Payment, an OCV Share Retirement or an OCV Share Reallocation in accordance with terms of the Hilton agreement, (a) Ascent shall consult with COMSAT as to which option CVE shall elect and have Ascent's Board of Directors approve any such election; and
(b) COMSAT shall, as applicable, either: (i) reimburse CVE or Ascent for the amount of the CVE Cash Payment, or (ii) make a cash payment or transfer property to CVE or Ascent with a valuation equal to the value of the OCV shares surrendered or retired at COMSAT's option. All Contingent Liabilities arising out of the Hilton agreement or associated with any Action, if any, that may be brought by an OCV shareholder in respect of the Contribution, other than as provided in the preceding sentence, shall be allocated to Ascent.

         20. COMSAT has a number of federal and state tax contingencies, both asserted and unasserted, which will be allocated in accordance with the Tax Sharing Agreement.